Exhibit 99.1

Consolidated Water Announces Settlement of Dispute with Mexico Regarding Playas de Rosarito, Baja California Desalination Project

Consolidated Water to Receive Approximately US$36,351,000 in Exchange for Sale of Land and Project Documentation

GEORGE TOWN, Cayman Islands, June 4, 2024 (GLOBE NEWSWIRE) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading designer, builder and operator of advanced water supply and treatment plants, announced today that on May 29, 2024 (the “Settlement Date”) it settled the previously disclosed dispute between the Company’s wholly-owned Dutch subsidiary, Consolidated Water Coöperatief, U.A. (“CW-Coöperatief”) and the United Mexican States (“Mexico”) relating to the termination by Mexican governmental authorities of a public-private partnership agreement (the “APP Contract”), under which CW-Coöperatief’s indirect Mexican subsidiary Aguas de Rosarito, S.A.P.I. de C.V. (“AdR”) was to develop, build and operate a desalination plant and its accompanying pipelines in Playas de Rosarito, Baja California (the “Project”). Under the settlement agreement, CW-Coöperatief’s Mexican subsidiary N.S.C. Agua, S.A. de C.V. (“NSC”) will sell the 20.1 hectares of land on which the Project’s plant was to be constructed, including related rights of way (the “Land”), and certain documentation owned by NSC relating to the Project (“Project Documentation”) for an aggregate price of MXN$616,144,000 (or approximately US$36,351,000 based upon the MXN$-US$ exchange rate published by the Bank of Mexico on the Settlement Date).

The dispute arose when, on June 29, 2020, Mexican governmental authorities sent a notice to AdR terminating the APP Contract and inviting AdR to submit a request for the reimbursement of Project-related expenses in accordance with the APP Contract and Mexican law governing the APP Contract. AdR disputed the lawfulness of the termination and submitted a reimbursement request on August 28, 2020. On April 16, 2021, CW-Coöperatief notified Mexico that a dispute had arisen between CW-Coöperatief and Mexico under the Agreement on Promotion, Encouragement and Reciprocal Protection of Investments between the Kingdom of the Netherlands and Mexico (the “Treaty”), in connection with the termination of the APP Contract and AdR’s reimbursement request.

On February 7, 2022, CW-Coöperatief submitted a Request for Arbitration to the International Centre for Settlement of Investment Disputes (“ICSID”), requesting arbitration of the dispute under the Treaty (the “Arbitration”). On May 10, 2022, CW-Coöperatief and Mexico agreed to postpone the appointment of the arbitral tribunal in the interest of facilitating discussions between CW-Coöperatief and the Mexican government to settle the dispute amicably.

Subsequently, CW-Coöperatief and Mexico agreed to successive extensions of this postponement. The settlement agreement is a result of the discussions between CW-Coöperatief and the Mexican government.

Under the settlement agreement entered into on May 29, 2024, CW-Coöperatief was required to request that ICSID discontinue the Arbitration within two business days of the date of the settlement agreement. On the Settlement Date, CW-Coöperatief sent the discontinuance request, and on May 31, 2024 ICSID issued an order discontinuing the Arbitration. Under the terms of the settlement agreement, Fondo Nacional de Infraestructura, a Mexican trust that is a part of the state-owned Nacional de Obras y Servicios Públicos, S.N.C. (the “Trust”), was required to purchase the Land, on an “as-is” basis, from NSC for MXN$596,144,000 (or approximately US$35,171,000, based upon the MXN$-US$ exchange rate published by the Bank of Mexico on the Settlement Date). NSC and AdR previously acquired the Land for approximately US$24.2 million through a series of transactions that began in 2012. The closing day for the sale of the Land to the Trust is scheduled on June 10, 2024.

Within ten business days of the closing day for the sale of the Land to the Trust, the Mexican government and NSC are required to execute an agreement on terms acceptable to NSC, pursuant to which the Mexican government will pay at least MXN$20,000,000 (or approximately US$1,180,000 based upon the MXN$-US$ exchange rate published by the Bank of Mexico on the Settlement Date) to purchase the Project Documentation.

Once the parties to the settlement agreement have fully discharged their respective obligations described above: (i) the parties will be released from all obligations owed to each other in connection with the APP Contract, the dispute, and the Arbitration; and (ii) no party to the settlement agreement may institute any legal proceedings against another party thereto with respect to the matters which have been addressed by the settlement agreement.

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The Company designs, constructs and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, constructs and operates water treatment and reuse facilities in the United States. The Company recently entered the U.S. desalination market with a contract to design, construct, operate and maintain a seawater desalination plant in Hawaii.

The Company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should”, “will” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the Company’s products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in The Bahamas; and (v) various other risks, as detailed in the Company’s periodic report filings with the SEC. The Company can offer no assurance that the sales of the Land and the Project Documentation will be consummated as required under the settlement agreement discussed herein. For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the Company’s Secretary at the Company’s executive offices or at the “Investors – SEC Filings” page of the Company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

David W. Sasnett

Executive Vice President and CFO

Tel (954) 509-8200

Email Contact

Investor Relations Contact:

Ron Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7566

Email Contact

Media Contact:

Tim Randall

CMA Media Relations

Tel (949) 432-7572

Email Contact